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                                                                   Exhibit 23.2



                         Independent Auditors' Consent



The Board of Directors
Jabil Circuit, Inc.

We consent to incorporation by reference herein of our report dated September 15, 1999, relating to the consolidated balance sheets of Jabil Circuit, Inc. and subsidiaries as of August 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended August 31, 1999 and all related schedules, which report appears in the August 31, 1999 annual report on Form 10-K of Jabil Circuit, Inc.


                                                     /s/ KPMG LLP

November 27, 2000
St. Petersburg, Florida